EXHIBIT 99.1

United Development Funding IV Reports Second Quarter 2014 Financial Results

Second Quarter 2014 and Recent Highlights – as compared to the prior year quarter:

•	UDF IV shares began trading on NASDAQ Global Select Market (NASDAQ) on June 4, 2014 under the ticker UDF
•	Completed tender offer of $35 million for approximately 1.7 million shares at $20.50 per share in July, 2014
•	Net interest income after provision for loan losses increased 59% to $16.8 million
•	Net income increased 86% to $11.4 million
•	Earnings per share increased 52% to $0.35
•	Investments in loan participation interest and notes receivable increased 51% to $560.6 million
•	Balances drawn on lines of credit increased to $73.2 million from $12.3 million

Grapevine, TX, August 12, 2014 – United Development Funding IV ("UDF IV" or the “Trust”) (NASDAQ: UDF) today reported net interest income after provision for loan losses for the second quarter ended June 30, 2014, of $16.8 million, an increase of 59% as compared to $10.6 million in the prior year quarter. Net income for the second quarter was $11.4 million, or $0.35 per share, an increase of 86% as compared to $6.1 million, or $0.23 per share, for the prior year quarter.

Net interest income after provision for loan losses for the six months ended June 30, 2014, was $32.9 million, an increase of 64% as compared to $20.0 million in the same period of fiscal 2013. Net income for the first six months of fiscal 2014 was $23.2 million, or $0.72 per share, an increase of 79% as compared to $13.0 million, or $0.57 per share, for the year ago period.

The current quarter and the six month period ended June 30, 2014, included approximately $5.0 million of costs associated with listing the Trust’s shares on the NASDAQ and the related tender offer. The current quarter and the six month period ended June 30, 2014, also included a $3.2 million reduction in general and administrative expense – related parties from the reversal of an accrued liability for acquisition and origination fees that will no longer be paid to the Trust’s advisor.

The portfolio of loan participation interests and notes receivable, net of the provision for loan losses and unamortized commitment fees, increased 51% to $560.6 million (126 loans) at June 30, 2014, from $371.9 million (89 loans) a year ago. Leverage on the balance sheet increased, moving from a net cash position (cash less lines of credit) of $143.6 million at June 30, 2013, to a net debt position (lines of credit less cash) of $54.8 million at June 30, 2014. Net debt to total capitalization ratio (calculated as debt less cash divided by debt less cash plus equity) at June 30, 2014, was 9.3%, well below the Trust’s target range of 30% to 35%.

Subsequent to quarter end and in conjunction with listing its shares on NASDAQ, the Trust completed a tender offer of $35 million for approximately 1.7 million shares at $20.50 per share. The Trust financed the tender by entering into a $35 million term loan with a maturity date of July 2, 2015, which it may extend to December 31, 2015.

On July 2, 2014, the Trust announced that it would pay a monthly distribution of $0.1367 per share on August 25, 2014 and September 25, 2014, to shareholders of record at the close of business on August 15, 2014 and September15, 2014, respectively.

The Trust expects to earn between $1.75 and $1.80 per share for the twelve-month period beginning July 1, 2014, and ending June 30, 2015. In addition, the Trust expects to add between $30 million and $50 million of additional leverage against its investment portfolio by the end of 2014, in addition to the $35 million loan to finance its tender offer.

The Trust will host a conference call today (Tuesday, August 12, 2014) at 11:00 a.m. Eastern time. The dial-in number is 1-888-317-6016, and the call will also be webcast from the Trust’s website at www.udfiv.com.

Hollis M. Greenlaw, CEO and Chairman, said, “Our results this quarter demonstrate the strength, depth and scalability of our UDF platform, our ability to invest capital effectively in the area of single-family residential finance, and our ability to grow our earnings and our distributions.  We are uniquely positioned to provide capital solutions to developers and homebuilders.  We see significant opportunities for increasing our lending and investment portfolio during this gradual and protracted residential housing recovery.  We continue to grow our Texas investments while evaluating opportunities in other markets and states.  We recently entered the Tampa, Florida and South Carolina markets, and we expect to continue to close transactions in Texas, Florida, South Carolina and North Carolina in the second half of 2014.”

About United Development Funding IV

United Development Funding IV is a publicly traded Maryland real estate investment trust listed on The NASDAQ Global Select Market. UDF IV was formed primarily to generate current interest income by investing in secured loans and producing profits from investments in residential real estate. Additional information about UDF IV can be found on its website at www.udfiv.com. UDF IV may disseminate important information regarding its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may relate to anticipated financial performance, business prospects, outcome of regulatory proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements. These forward-looking statements are based on management’s current intents, beliefs, expectations and assumptions and on information currently available to management that are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in these forward-looking statements. Words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should” and variations of these words and similar expressions are intended to identify forward-looking statements.

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. We caution you not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements made by us or on our behalf to reflect changed assumptions, the occurrence of unanticipated events or changes as a result of new information, future developments, subsequent events or circumstances or otherwise.  Factors that could cause actual results to differ materially from any forward-looking statements include but are not limited to changes in general economic conditions; changes in real estate conditions; development costs that may exceed estimates; development delays; increases in interest rates or decreases in residential lot take down or purchase rates or prices; our borrowers’ inability to sell residential lots; and the potential need to fund development costs not completed by the initial borrower or other capital expenditures out of operating cash flows. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in subsequent filings with the U.S. Securities and Exchange Commission.

Contacts:

Matthew Goldstein	Stacey Dwyer
DDCWorks	United Development Funding IV
mgoldstein@ddcworks.com	sdwyer@umth.com
Ph: 484-342-3600	Ph: 817-835-0650

UNITED DEVELOPMENT FUNDING IV

CONSOLIDATED BALANCE SHEETS

	June 30, 2014 (Unaudited)	December 31, 2013
Assets
Cash and cash equivalents	$18,337,666	$33,565,191
Restricted cash	3,678,051	2,385,535
Accrued interest receivable	22,432,151	12,747,047
Accrued receivable - related parties	2,716,274	2,607,292
Loan participation interest - related parties, net	42,858,322	32,909,958
Notes receivable, net	483,535,096	444,720,197
Notes receivable - related parties, net	34,214,542	30,854,000
Real estate owned	8,398,816	8,236,953
Other assets	2,188,047	2,836,044

Total assets	$618,358,965	$570,862,217

Liabilities and Shareholders' Equity
Liabilities:
Accrued liabilities	$6,397,470	$3,241,009
Accrued liabilities - related parties	828,323	3,339,143
Distributions payable	2,208,906	2,653,450
Lines of credit	73,181,612	30,519,056
Total liabilities	82,616,311	39,752,658

Commitments and contingencies

Shareholders' equity:
Shares of beneficial interest; $.01 par value; 400,000,000 shares authorized;
32,644,383 shares issued and 32,325,458 shares outstanding at June 30, 2014, and
32,115,232 shares issued and 31,902,325 shares outstanding at December 31, 2013	326,443	321,152
Additional paid-in-capital	571,611,708	562,442,028
Accumulated deficit	(29,880,040)	(27,395,968)
Shareholders' equity before treasury stock	542,058,111	535,367,212

Less: Treasury stock, 318,925 shares at June 30, 2014 and 212,907 shares at December 31, 2013, at cost	(6,315,457)	(4,257,653)
Total shareholders' equity	535,742,654	531,109,559

Total liabilities and shareholders' equity	$618,358,965	$570,862,217

UNITED DEVELOPMENT FUNDING IV

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Interest income:
Interest income	$15,682,807	$9,592,776	$30,673,181	$17,977,852
Interest income - related parties	2,475,483	1,859,564	4,618,672	3,754,823
Total interest income	18,158,290	11,452,340	35,291,853	21,732,675

Interest expense:
Interest expense	613,071	382,296	976,102	856,677

Net interest income	17,545,219	11,070,044	34,315,751	20,875,998
Provision for loan losses	735,586	465,062	1,440,787	880,761
Net interest income after provision for loan losses	16,809,633	10,604,982	32,874,964	19,995,237

Noninterest income:
Commitment fee income	766,876	253,423	1,521,538	472,317
Commitment fee income - related parties	47,338	49,389	93,684	105,021
Real estate owned property sales income	1,698,137	-	3,888,137	-
Total noninterest income	2,512,351	302,812	5,503,359	577,338

Noninterest expense:
Management fees - related party	2,604,189	1,834,678	5,304,070	3,476,245
Real estate owned property sales cost	1,698,137	-	3,888,137	-
Listing expenses	5,038,201	-	5,038,201	-
General and administrative	1,617,736	405,736	2,717,216	667,564
General and administrative - related parties	(3,024,884)	2,532,685	(1,758,825)	3,452,699
Total noninterest expense	7,933,379	4,773,099	15,188,799	7,596,508

Net income	$11,388,605	$6,134,695	$23,189,524	$12,976,067

Net income per weighted average share outstanding	$0.35	$0.23	$0.72	$0.57

Weighted average shares outstanding	32,247,817	26,517,797	32,116,997	22,696,644

Distributions per weighted average share outstanding	$0.40	$0.43	$0.80	$0.85

UNITED DEVELOPMENT FUNDING IV

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended June 30,
	2014	2013
Operating Activities
Net income	$23,189,524	$12,976,067
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,440,787	880,761
Amortization expense	476,981	303,824
Share-based compensation	454,519	-
Changes in assets and liabilities:
Accrued interest receivable	(9,685,104)	(3,986,736)
Accrued receivable - related parties	(108,982)	(3,963,002)
Other assets	171,016	(757,539)
Accounts payable and accrued liabilities	614,476	(10,184)
Net cash provided by operating activities	16,553,217	5,443,191

Investing Activities
Investments in loan participation interest - related parties	(11,848,674)	(6,968,691)
Principal receipts from loan participation interest - related parties	10,242,990	9,590,422
Investments in notes receivable	(113,002,356)	(116,162,502)
Principal receipts from notes receivable	64,403,989	37,928,106
Investments in notes receivable - related parties	(6,464,808)	(7,972,364)
Principal receipts from notes receivable - related parties	3,104,266	7,981,130
Investments in real estate owned	(3,244,050)	-
Receipts from real estate owned	3,113,352	-
Net cash used in investing activities	(53,695,291)	(75,603,899)

Financing Activities
Proceeds from issuance of shares of beneficial interest	-	272,879,903
Investor subscription receivable	-	192,584
Purchase of treasury shares	(1,971,990)	(1,034,237)
Net borrowings on lines of credit	42,662,556	(16,434,813)
Payments on note payable	-	(5,095,523)
Distributions, net of shareholders' distribution reinvestment	(17,483,501)	(12,054,585)
Restricted cash	(1,292,516)	-
Payments of offering costs	-	(35,338,458)
Deferred offering costs	-	5,050,715
Accrued liabilities - related parties	-	(5,360,509)
Net cash provided by financing activities	21,914,549	202,805,077

Net increase (decrease) in cash and cash equivalents	(15,227,525)	132,644,369
Cash and cash equivalents at beginning of period	33,565,191	23,225,858
Cash and cash equivalents at end of period	$18,337,666	$155,870,227

Supplemental Cash Flow Information:
Cash paid for interest	$818,229	$926,564

Supplemental Cash Flow Information - Non-Cash Investing and Financing Activities:
Shareholders' distribution reinvestment	$8,634,638	$6,664,211
Assignment of loans	$8,342,680
Real estate purchased - earnest money	$31,165	$-